Exhibit 99.2


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                         Announcement of Debt Offering

Southern Peru Copper Corporation ("SPCC") announced the sale to investors in Peru, on May 15, of $25 million of bonds, with maturities ranging from February 2005 to May 2010. The bonds have an interest rate of 90-day LIBOR plus 2.3125% and were issued through SPCC's Peruvian Branch. Proceeds from the sale of the bonds will be used to finance a portion of SPCC's expansion and modernization program.

This sixth issuance forms part of a $750 million bond program, which SPCC plans to issue from time to time. SPCC issued $30 million in bonds in July 2000; $20 million in December 2000; $73.1 million in December 2001; $25.9 million in February 2002 and $25.0 million in April 2003.

SPCC is one of Peru's largest mining companies and one of the ten largest copper producers worldwide. The ownership of SPCC shares either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%); Cerro Trading Company (14.2%); Phelps Dodge (14.0%), and other shareholders (17.6%).